UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF
THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported): July 26, 2006
INTER-TEL (DELAWARE), INCORPORATED
(Exact Name of Registrant as specified in charter)
Commission File Number 0-10211

Delaware	86-0220994
(State or other jurisdiction of incorporation)	I.R.S. Employer Identification Number

1615 S. 52nd Street
Tempe, Arizona	85281
(Address of principal executive offices)	(Zip Code)
Registrant’s telephone number, including area code: (480) 449-8900
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02. Results of Operations and Financial Condition.
The following information is being furnished pursuant to Item 2.02 of Form 8-K. This information shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such filing.
On July 26, 2006, Inter-Tel (Delaware), Incorporated (the “Company”) issued a press release announcing financial results for the second fiscal quarter ended June 30, 2006 and comparing such results with the results for the second fiscal quarter ended June 30, 2005.
Use of Non-GAAP Financial Information
Certain disclosures prepared in accordance with U.S. Generally Accepted Accounting Principles (GAAP) included in the attached release are accompanied by disclosures that are not prepared in conformity with GAAP. Management has determined that inclusion of these disclosures provides investors a meaningful presentation of the Company’s operating results in addition to the GAAP disclosure. These non-GAAP financial measures and condensed consolidated statements of operations are provided to enhance overall understanding of the Company’s current financial performance and how management views the Company’s operating results. The presentation of this non-GAAP information is not intended to be considered in isolation or as a substitute for results prepared in accordance with GAAP and is not necessarily comparable to non-GAAP results published by other companies. These non-GAAP disclosures and management’s rationale for providing them are as follows:
Proxy Contest and Related Costs. The Company has incurred additional costs associated with the recent proxy contest and ongoing expenses incurred due to the actions taken by Steven G. Mihaylo (the Company’s former Chief Executive Officer and a current board member) and his affiliated parties in connection with Mr. Mihaylo’s threatened proxy contest as disclosed in 13D filings and his subsequent stated desire to make an offer to acquire the Company. We have incurred and continue to incur extensive professional fees, investment banking advisory services, legal expenses, director fees and payments to directors in lieu of stock options (see below), and related costs in connection therewith in response to these actions by Mr. Mihaylo and his affiliated parties (collectively, “proxy contest and related costs”). Proxy contest and related costs totaling approximately $1.6 million were recorded as period costs during the quarter ended June 30, 2006 relating to this matter. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results in the attached exhibit.
The Company made cash payments to directors during the second quarter of 2006 in lieu of a shortfall in stock options available under the 1990 Director Stock Option Plan, the amount of such payments being based on a Black-Scholes valuation model utilized to compute the shortfall. The shortfall was created as a result of the addition of three new members to the board of directors in connection with the Mihaylo settlement of the threatened proxy contest. Cash payments totaled approximately $294,000, which is included in the $1.6 million total noted above, and payments were distributed ratably to the ten non-employee directors during the second quarter of 2006. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results in the attached exhibit.
Legal Settlement and Related Costs. Subsequent to December 31, 2005, the Company settled a legal matter that existed as of December 31, 2005. The Company recorded an accrual for the settlement amount and related fourth quarter legal fees as of December 31, 2005. The settlement plus costs and related fourth quarter legal fees totaled $1.6 million. Additional legal fees and costs totaling approximately $1.3 million were also recorded as period costs during the quarter ended March 31, 2006 relating to this matter. Such period costs included attorney’s fees and expenses related to the settlement that were recorded in the fourth quarter of 2005. Given the significance and unusual nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results in the attached exhibit.
SFAS 123R Expenses. The reported GAAP Net Income for the quarter ended June 30, 2006 includes expenses related to the expensing of stock options and ESPP discounted stock purchases in accordance with Statement of Financial Accounting Standards (SFAS) No. 123R “Share Based Payments,” which the Company adopted on January 1, 2006. The guidance on the impact of adopting SFAS No. 123R presumes that all unvested options and ESPP discounted stock purchases are equity awards and are accounted for based on the guidance provided in the FASB staff position SFAS 123R-d. Given the significance and non-cash nature of these expenses relative to the operating results for the periods presented, this expense has been excluded from the non-GAAP presentation of the Company’s operating results herein. SFAS 123R costs totaled $1.1 million and $2.1 million, in the quarter and six months ended June 30, 2006, respectively, as noted in the attached exhibit.
2005 IPRD Charge: The Company’s 2005 first quarter operating income included a write-off of IPRD costs of $2.6 million, which reduced net income by $2.6 million, or $0.10 per diluted share. This write-off reflected the in-process research and development costs associated with the Company’s Lake acquisition in March 2005. The IPRD write-off is not deductible for income tax purposes.
A copy of the press release is hereby furnished as Exhibit 99.1.
Item 9.01. Financial Statements and Exhibits.
(c) Exhibits.
The following Exhibit is furnished as part of this report:

Exhibit 99.1	Press release dated July 26, 2006 announcing results for the second fiscal quarter ended June 30, 2006, comparing such results with the results for the second fiscal quarter ended June 30, 2005

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

INTER-TEL (DELAWARE), INCORPORATED
Dated: July 26, 2006	By:	/s/ Norman Stout
Norman Stout
Chief Executive Officer

EXHIBIT INDEX

Exhibit
Number
99.1	Press release dated July 26, 2006 announcing results for the second fiscal quarter ended June 30, 2006, comparing such results with the results for the second fiscal quarter ended June 30, 2005